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                                                                     EXHIBIT 5.1


                   [Letterhead of Jones, Day, Reavis & Pogue]



                                January 28, 1998



Associated Materials Incorporated
2200 Ross Avenue, Suite 4100 East
Dallas, Texas  75201

      Re: Registration and Sale of up to 2,448,120 Shares of Common Stock, par value $.0025 per share, of Associated Materials Incorporated

Ladies and Gentlemen:

                 We are acting as counsel to Associated Materials Incorporated, a Delaware corporation (the "Company"), in connection with the registration and sale of up to 2,448,120 shares (the "Shares") of Common Stock, par value $.0025 per share, of the Company (the "Common Stock"), comprised of up to 808,520 Shares (the "Company Shares") to be issued and sold by the Company, including up to 108,520 Shares subject to an over-allotment option to be granted to Smith Barney Inc. and Dain Rauscher Incorporated, as the representatives of the several underwriters to be named in the Underwriting Agreement (the "Underwriters"), and up to 1,639,600 Shares (the "Selling Stockholders' Shares") to be sold by certain of the Company's stockholders (the "Selling Stockholders") named in the Underwriting Agreement (as defined below), including up to 210,800 shares subject to an over-allotment option to be granted to the Underwriters. The Shares will be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Stockholders and the Underwriters.

                 We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that (i) the Company Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, and in an amount in excess of the par value thereof, will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholders' Shares are duly authorized, validly issued, fully paid and nonassessable.

                 In rendering the foregoing opinion, we have assumed the conversion of 1,000,000 shares of Class B Common Stock, par value $.0025 per share (1,150,000 shares if the over-allotment option is exercised in full), into 1,000,000 shares of Common Stock (1,150,000 shares if the over-allotment option is exercised in full) in accordance with the Restated Certificate of Incorporation of the Company and as contemplated by the Underwriting Agreement. Further, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.
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                 We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement on Form S-1 (Commission File No. 333-42065) (the "Registration Statement") filed by the Company to effect the registration of the Shares under the Securities Act of 1933, as amended, and to the reference to our Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                            Very truly yours

                                            /s/ Jones, Day, Reavis & Pogue

                                                Jones, Day, Reavis & Pogue